Tri-State 1st Banc, Inc.

16924 St. Clair Avenue

East Liverpool, Ohio 43920

(330) 385-9200

Financial Earnings Release

May 10, 2005

Contacts: Charles B. Lang, President

Kevin Anglemyer, Chief Financial Officer

Phone: (330) 385-9200

Fax: (330) 386-7452

For Immediate Release

Tri-State 1st Banc Reports Quarterly

Earnings and Cash Dividend Declaration

East Liverpool, Ohio -- Tri-State 1st Banc, Inc. (NASDAQ "TSEO"), the parent company of 1st National Community Bank, Gateminder Corporation and MDH Investment Management, Inc. today reported net income for the first quarter ended March 31, 2005 of $155,000 or $0.18 per diluted share. This compares to net income from the same prior year period of $154,000 or $0.17 per share. On a per share basis, net income rose by $0.01 or 5.9% for the quarter.

Kevin Anglemyer, Chief Financial Officer of the Company, reported total assets for the quarter increased by $11.4 million to $102.4 million, a 12.6% increase from

December 31, 2004. Total deposits were up by $7.8 million or 10.8% to $80.1 million.

The Board of Directors declared a cash dividend payable to its shareholders in the amount of $0.10 per share. The dividend was declared at a meeting of the Directors on April 28, 2005. The dividend is payable on June 6, 2005 to shareholders of record on May 13, 2005.

The cash dividend declaration represents a $0.01 or 11.1% increase per share from the dividend declared in the second quarter of 2004. The increase in the dividend payment reflects the strong capital position of the Company and continued overall growth of the organization.

Charles B. Lang, President, stated: "The rising interest rates this past quarter coupled with an unusual surge of deposits has presented some special challenges for the Company in the early part of 2005. For this reason we are pleased to be able to report an increase in our net income from the prior year. This is the first time that 1st Banc has reached

Press Release

May 10, 2005

over $100 million in total assets. The deposit growth is welcome since it provides funds for making loans to customers in this area that helps to stimulate the local economy. Raising the dividend payment to our shareholders is part of our strategic plan to appropriately reward our shareholders for their investment and support of the Company."

The Company recently held its 2005 Annual Shareholders Meeting at Adrian's Banquet Center in Calcutta, Ohio on April 20th. Approximately 130 shareholders were present. Following a dinner that preceded the meeting, Dr. Marc D. Hoffrichter, President of MDH Investment Management, Inc. spoke about the challenges and opportunities for investing in the current business environment.

Over 77% of the shares outstanding were voted through proxy at the Annual Shareholders' meeting. The three Directors eligible for re-election to the Board of Directors were all returned to their positions for another three years. Those Directors re-elected were J. Robert Berg, Charles B. Lang and John C. Thompson. S. R. Snodgrass was retained as the Company's Registered Public Accounting Firm for the 2005 year.

The Company operates seven banking offices, five in Columbiana County, Ohio, and one each in Hancock County, West Virginia and Beaver County, Pennsylvania. 1st National Community Bank was chartered in June of 1987 as a national banking association by the Office of the Comptroller of the Currency. There are presently 70 employees of the Bank.

END

Tri-State 1st Banc, Inc., and its wholly-owned subsidiaries, 1st National Community Bank, Gateminder Corporation and MDH Investment Management, Inc., may from time to time make written or oral "forward-looking statements", including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be in included in press releases, such as this one, and other communications by the Company, which are made in good faith by us pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements.